Exhibit 10.11

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED IN THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

THIRD AMENDMENT TO CRUDE OIL STORAGE SERVICES AGREEMENT

This THIRD AMENDMENT TO CRUDE OIL STORAGE SERVICES AGREEMENT (“Amendment No. 3”) is made this 4th day of May, 2010, by and between Gavilon, LLC (“Gavilon”), a Delaware limited liability company and SemCrude L.P., a Delaware limited partnership, each referred to individually as “Party” or collectively as “Parties”.

RECITALS

A.	The Parties previously entered into that certain Crude Oil Storage Services Agreement dated effective February 1, 2009. The Agreement has been amended twice. The Effective Date of Amendment No. 1 is May 1, 2009, and the Effective Date of the Second Amendment is October 1, 2009.

B.	The Parties desire to amend the Agreement as hereinafter described.

NOW THEREFORE, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Parties hereto agree as follows:

Capitalized Terms. All capitalized terms used in this Amendment but not defined shall have the meanings given to such terms in the Agreement.

Monthly Storage Fees. Commencing on February 1, 2011, the Payments set forth in Section 4, Subpart (b) of the Agreement will change to $** per shell barrel of Leased Capacity on the ** shell barrels of storage, which equals $** per month.

Term. The Term of the Agreement shall extend for ** years from February 1, 2011, and shall thereafter automatically renew for a successive three (3) month terms, unless terminated by either party by delivering notice of such termination to the other party at least sixty (60) days prior to expiration of the then-current term.

Facilities and Losses. Paragraph 2, Section 8, page 4, of the Agreement shall be deleted in its entirety and replaced with the following language.

The Parties acknowledge and agree that in normal storage and handling of Product, there will be evaporation, clingage, shrinkage, line-loss, discoloration and normal losses or deterioration of the Product (“Normal Operating Losses”). The parties also acknowledge and agree that in proper operating conditions, Normal Operating Losses should not exceed certain threshold amounts and are desirous of establishing a procedure to monitor and measure Normal Operating Losses and to create a mechanism whereby Operator is responsible to reimburse Customer for Operating Losses which exceed the Loss Allowance as defined below. The Loss Allowance allows adjustments that may be made by the Operator during the Term in order to reflect actual evaporation, clingage, shrinkage, line-loss, discoloration and normal loss or deterioration of Product, provided such adjustments do not exceed the Loss Allowance.

Operator shall be responsible for and reimburse Customer for the Actual Loss (defined below) of Product that exceeds the Loss Allowance that is experienced in the day-to-day operation of the Leased Facilities, including loss due to evaporation, clingage, shrinkage, line-loss, discoloration, normal losses during terminally and storage, or deterioration of the Product when in the Operator’s custody.

The Actual Loss (“Actual Loss”) is measured by the difference between the metered volume reported by the delivering pipeline and the tank gauges on Operator’s tanks.

Loss Allowance is the loss due to normal operations, of up to (i) 0.1% of Product with API gravity of 50 or less received into the Leased Facilities, (ii) 2% of Product with API gravity greater than 50 received into the Leased Facilities, and (iii) 0.025% of the monthly ending inventories; provided that the Loss Allowance shall not apply to discrete measurable losses that are not considered normal operational losses, such as, without limitation, losses from casualty or inadvertent delivery to an incorrect destination.

Sublease by Gavilon Permitted. Paragraph 18 of the Agreement is amended to permit Gavilon to sublease its rights under the Agreement at any time during the Term of the Agreement. Any provision in Paragraph 18 or any other provision of the Agreement, which may in any way prohibit Gavilon from subleasing its rights under the Agreement is hereby expressly removed and deleted from the Agreement.

Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and each of which alone, and all of which together, shall constitute one and the same instrument.

Effect of Amendment. This Amendment is effective as of May 4th, 2010. Except as expressly amended or modified herein, all other terms, covenants, and conditions of the Agreement shall be unaffected by this Amendment and shall remain in full force and effect. In the event of conflict between the provisions of this Amendment No. 3 and the provisions of the Agreement and/or any previous Amendment, then the terms of this Amendment No. 3 shall control.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the Effective Date.

GAVILON, LLC	SEMCRUDE, L.P.

	By:	SemOperating G.P., L.L.C., its general partner

/s/ Dennis Stieren	/s/ Peter L. Schwiering
Dennis Stieren	Peter L. Schwiering
Vice President, Trade Operations	President